EXHIBIT 99.1

Contact:  Cal R. Hoagland

Senior Vice President &

Chief Financial Officer

(650) 314-2533

crhoagland@iwv.com

www.iwv.com

FOR IMMEDIATE RELEASE

interWAVE Announces Fourth-Quarter and Fiscal Year 2003 Results:

•                  Sales increased 29 percent quarter-over-quarter while gross margins improved by 17 percentage points to 44 percent

•                  Combined R&D and SG&A expenses decreased slightly compared to Q3’03 and 43% compared to Q4’02, reduced to $6.8 million for the quarter

•                  Net reduction in combined cash balances of $0.8 million for the quarter decreased 82 percent compared to Q3’03 and for the year decreased 62 percent compared to Q4’02

•                  An additional $2.4 million in customer payments and prepayments dated or initiated June 30th or earlier received in the first three days of July 2003

MOUNTAIN VIEW, Calif., August 6, 2003—interWAVE® Communications International, Ltd. (Nasdaq: IWAV), a pioneer in compact wireless voice communications systems, today announced financial results for the fourth fiscal quarter and the year ended June 30, 2003.

For the quarter, the Company reported total revenues of $8.5 million, up 29 percent compared to $6.6 million in the prior quarter and up 17 percent compared to $7.2 million for the fourth quarter last year.  The Company reported a net loss of $7.8 million (which included restructuring charges of $4.3 million), or $(1.16) per share, compared to a net loss of $5.5 million (which included restructuring charges of $0.1 million), or $(0.81) per share, for the prior quarter and $39.0 million (which included restructuring charges of $1.1 million), or $(6.97) per share for the fourth quarter last year.  Net losses per share have been retroactively adjusted for a one-for-ten reverse stock split effected April 30, 2003.

Several large orders that were expected to close during the third quarter, which were delayed due to finalization of customer letters of credit, closed as expected during the fourth fiscal quarter. Such large orders, aggregating more than $3 million, were closed in the fourth quarter.

For the year ended June 30, 2003, the Company reported revenues of $30.0 million, compared with revenues of $43.0 million for fiscal 2002. The Company reported a net loss of $30.9 million or $(4.75) per share, compared with a net loss of $64.3 million, or $(11.52) per share, for fiscal 2002.

William E. Gibson, Chairman of the Board of Director’s Executive Committee of interWAVE, commented, “The last two years have been particularly challenging for interWAVE as the economy and the overall business climate has deteriorated, but we believe we have appropriately re-sized the company, modestly increased sales in the fourth quarter and significantly reduced our operating expenses and cash utilization. Our diligence has resulted in a 33 percent reduction in spending on combined research and development and SG&A in the last year and a 44 percent reduction in total operating expenses in the last year. Moreover, we have continued to focus on increasing our market presence, resulting in a 17 percent increase in sales for the fourth quarter compared to the fourth quarter of last year, despite a challenging economic climate and political tensions in several of our markets.”

For the quarter, combined research and development (R&D) and selling, general and administrative (SG&A) expenses declined to $6.8 million.  This compares with combined R&D and SG&A expenses of $7.2 million in the third quarter and $11.9 million for the comparable fourth quarter last year.

During the quarter, 59 percent of revenue resulted from contracts with new customers. The Company recorded sales to 14 new customers during the fourth quarter, compared to five in the third quarter and 17 during the previous three quarters combined. Of total fourth quarter revenue, 58 percent came from the Company’s Europe, Middle East and Africa region, 17 percent was from the Asia Pacific region, 23 percent was from the Company’s North America region, and 2 percent was from Latin America.

Cal Hoagland, senior vice president and chief financial officer, added, “Follow-on business with existing customers continues to be an important aspect of our revenue mix, especially as customers deploy our technology and realize the revenue possibilities which our products create. However, I am especially pleased with the frequency of new orders from entirely new customers recorded during the quarter. This trend could lead to increased follow-on business in coming quarters.”

Net cash burn for the quarter was $0.8 million, comprising the combined reduction of cash and cash equivalents, short-term investments and restricted cash.  An additional $2.4 million in customer payments and prepayments dated or initiated June 30, 2003 or earlier were received in the first three days of July 2003, and were not included in the Company’s combined cash balances at June 30, 2003 or the calculation of net cash burn for the quarter.  This compares to a net cash burn of $4.4 million for the third quarter and $3.1 million for the fourth quarter of fiscal 2002. The corresponding GAAP financial information and a reconciliation from net cash burn to GAAP is contained in the attached financials, and available on the Investor Relations section of the Company’s website at www.iwv.com. The Company’s combined cash balances at the end of June 2003 were $4.6 million, comprising cash and cash equivalents, short-term and long-term restricted cash.

During the quarter, the Company entered into, and drew down upon, a line of credit extended by Silicon Valley Bank.

Management’s Teleconference To Be Held Wednesday August 6, 2003

interWAVE management’s teleconference will be held Wednesday August 6, 2003 at 1:15 p.m. PT / 4:15 p.m. ET, and will be webcast live for all investors.  Interested parties can access the call by dialing (877) 858-9308 or by accessing the web cast at http://www.iwv.com. A replay of the call will be available at (706) 645-9291, access number 1870950 for 3 days following the call. To listen to the webcast or its replay, go to the Investor Relations page of the interWAVE Communications site at www.iwv.com and click on the webcast link.

The Company

interWAVE Communications International, Ltd. (Nasdaq:IWAV) is a global provider of compact network solutions and services that offer innovative, cost-effective and scalable networks allowing operators to “reach the unreached.”  interWAVE solutions provide economical, distributed networks that minimize capital expenditures while accelerating customers’ revenue generation.  These solutions feature a product suite for the rapid and simple deployment of end-to-end compact cellular systems and broadband wireless data networks that deliver scalable IP, ATM broadband networks.  interWAVE’s portable, mobile cellular networks and broadband wireless solutions provide vital and reliable wireless communications capabilities for customers in over 50 countries.  The Company’s U.S. subsidiary is headquartered at 2495 Leghorn Street, Mountain View, California, and can be contacted at www.iwv.com or at (650) 314-2500.

Editor’s Note: interWAVE is a registered trademark of interWAVE Communications International, Ltd.

Forward Looking Statements

This news release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause the results of interWAVE Communications International, Ltd. to differ materially from management’s current expectations. These risks and uncertainties include, but are not limited to, the risks relating to interWAVE’s history of losses, the expectation of future losses, potential lack of liquidity and capital resources, reliance on a small number of customers, ability to close orders that have been delayed from prior fiscal quarters, complexity of products, difficulties in introducing new or enhanced products, compliance with regulations and evolving industry standards, long sales cycles, intense competition, management of global operations, the ability to retain and motivate key employees, the potential of delisting from the Nasdaq National Market, and acquisition related risk factors including potential asset impairment, dilution of shares outstanding, cash outflow for acquisitions, increases in debt absorbed and potential post-acquisition employee retention, as well as the Risk Factors discussed in the filings and reports made from time to time by interWAVE with the Securities and Exchange Commission.

—Financial Statements Attached—

interWAVE Communications International, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts - Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2003	2002	2003	2002

Total revenues	$8,475	$7,248	$29,960	$42,955
Total cost of revenues	4,739	15,159	21,679	38,206

Gross profit / (loss)	3,736	(7,911)	8,281	4,749

Operating expenses
Research and development	2,789	4,496	13,737	19,793
Selling, general and administrative	3,963	7,442	19,113	29,163
	6,752	11,938	32,850	48,956
Deferred stock compensation expense	—	(2)	194	(227)
Amortization of intangible assets	271	1,470	931	6,085
Losses (gains) on asset impairments and sales	83	16,657	(144)	16,657
Restructuring charges (credits)	4,324	1,086	5,039	(1,986)
	4,678	19,211	6,020	20,529

Total operating expenses	11,430	31,149	38,870	69,485

Loss from operations	(7,694)	(39,060)	(30,589)	(64,736)

Interest income (expense), net	(81)	125	1	1,056
Other expense, net	(112)	(168)	(53)	(436)

Net loss before income taxes	(7,887)	(39,103)	(30,641)	(64,116)

Income tax (expense) / benefit	89	130	(267)	(209)

Net loss	$(7,798)	$(38,973)	$(30,908)	$(64,325)

Net loss per share, basic and diluted – Post 10 for 1 reverse split – Note 1	$(1.16)	$(6.97)	$(4.75)	$(11.52)

Weighted average common shares outstanding, basic and diluted Post 10 for 1 reverse split – Note 1	6,748	5,592	6,508	5,583

—more—

interWAVE Communications International, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts - Unaudited)

	Three Months Ended
	June 30, 2003	March 31, 2003

Total revenues	$8,475	$6,580
Total cost of revenues	4,739	4,821

Gross profit	3,736	1,759

Operating expenses
Research and development	2,789	3,253
Selling, general and administrative	3,963	3,933
	6,752	7,186

Deferred stock compensation expense	—	79
Amortization of intangible assets	271	108
Losses (gains) on asset impairments and sales	83	(332)
Restructuring charges	4,324	79
	4,678	(66)

Total operating expenses	11,430	7,120

Loss from operations	(7,694)	(5,361)

Interest expense, net	(81)	(44)
Other income (expense), net	(112)	85

Net loss before income taxes	(7,887)	(5,320)

Income tax (expense) / benefit	89	(139)

Net loss	$(7,798)	$(5,459)

Net loss per share, basic and diluted - Post 10 for 1 reverse split – Note 1	$(1.16)	$(0.81)

Weighted average common shares Outstanding, basic and diluted Post 10 for 1 reverse split – Note 1	6,748	6,733

—more—

interWAVE Communications International, Ltd.

Condensed Consolidated Balance Sheets

(In thousands, Unaudited)

	June 30, 2003	June 30, 2002
Assets:
Current assets:
Cash, cash equivalents and short-term investments – Note 2 (including restricted cash, current portion)	$4,478	$15,682
Trade receivables, net	6,584	10,034
Inventory, net	8,661	13,665
Prepaids and other current assets	2,421	3,509
Total current assets	22,144	42,890

Restricted cash, long term portion – Note 2	147	684
Property and equipment, net	4,321	6,999
Intangible assets, net	7,991	1,660
Other assets	118	394
Total assets	$34,721	$52,627

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$5,324	$7,972
Accrued expenses	7,295	4,577
Accrued compensation	2,289	3,534
Income taxes payable	417	268
Accrued restructuring expenses	3,469	782
Deferred revenue	2,080	2,283
Advance customer payments	1,567	—
Short-term borrowings	1,000	—
Current portion of notes and leases payable	586	562
Total current liabilities	24,027	19,978

Other long term liabilities	2,284	2,502
Total liabilities	26,311	22,480

Shareholders’ equity:
Common stock, net	339,327	329,437
Accumulated deficit	(329,555)	(298,647)
Other	(1,362)	(643)
Total shareholders’ equity	8,410	30,147

Total liabilities and shareholders’ equity	$34,721	$52,627

—more—

interWAVE Communications International, Ltd.

Condensed Consolidated Balance Sheets

(In thousands, Unaudited)

	June 30, 2003	March 31, 2003
Assets:
Current assets:
Cash, cash equivalents and short-term investments – Note 2 (including restricted cash, current portion)	$4,478	$4,718
Trade receivables, net	6,584	4,332
Inventory, net	8,661	9,693
Prepaids and other current assets	2,421	2,469
Total current assets	22,144	21,212

Restricted cash, long term portion – Note 2	147	687
Property and equipment, net	4,321	5,305
Intangible assets, net	7,991	8,314
Other assets	118	301
Total assets	$34,721	$35,819

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$5,324	$5,107
Accrued expenses	7,295	5,950
Accrued compensation	2,289	1,336
Income taxes payable	417	422
Accrued restructuring expenses	3,469	34
Deferred revenue	2,080	2,115
Advance customer payment	1,567	400
Short-term borrowings	1,000	—
Current portion of notes and leases payable	586	622
Total current liabilities	24,027	15,986

Other long term liabilities	2,284	3,088
Total liabilities	26,311	19,074

Shareholders’ equity:
Common stock, net	339,327	339,324
Accumulated deficit	(329,555)	(321,757)
Other	(1,362)	(822)
Total shareholders’ equity	8,410	16,745

Total liabilities and shareholders’ equity	$34,721	$35,819

—more—

interWAVE Communications International, Ltd.

Notes to Condensed Consolidated Financial Statements

(In thousands, Unaudited)

Note 1 – Reverse Stock Split

The condensed consolidated financial statements for the three-month and fiscal year ended June 30, 2003 and 2002 have been retroactively adjusted for a 10 for 1 reverse stock split effective April 30, 2003.

Note 2 – Combined Cash Balances and Net Cash Burn

Combined cash balances comprise cash and cash equivalents, short-term investments and restricted cash.  Net cash burn comprises the combined reduction of cash and cash equivalents, short-term investments and restricted cash.

Quarterly Cash Burn	June 30, 2003	June 30, 2002
Combined cash balances at beginning of quarter:
Cash and cash equivalents	$4,718	$10,003
Short-term investments	—	7,760
Restricted cash, current portion	—	866
Restricted cash, long term portion	687	813
Combined cash balances at beginning of quarter	5,405	19,442

Combined cash balances at end of quarter:
Cash, cash equivalents and short-term investments	4,371	11,403
Short-term investments	—	2,849
Restricted cash, current portion	107	1,430
Restricted cash, long term portion	147	684
Combined cash balances at end of quarter	4,625	16,366

Net cash burn for the quarter	$780	$3,076

Annual Cash Burn	June 30, 2003	June 30, 2002
Combined cash balances at beginning of year:
Cash and cash equivalents	$11,403	$25,974
Short-term investments	2,849	20,012
Restricted cash, current portion	1,430	1,489
Restricted cash, long term portion	684	—
Combined cash balances at beginning of year	16,366	47,475

Combined cash balances at end of year:
Cash, cash equivalents and short-term investments	4,371	11,403
Short-term investments	—	2,849
Restricted cash, current portion	107	1,430
Restricted cash, long term portion	147	684
Combined cash balances at end of year	4,625	16,366

Net cash burn for the year	$11,741	$31,109